[Exhibit 2.3]


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered as of the 30th day of December, 2003, by and among the buyers detailed in Schedule "A" ("Buyer"), and the seller detailed in Schedule "B" ("Seller").

                                    RECITALS

         A. Seller owns 150,000 shares of common stock of American Busing Corporation (herein "Company"), a Nevada corporation (herein "Shares").

         B. Seller desires to sell, assign, transfer, convey, deliver and set over the Shares to Buyer, on the terms and subject to the conditions specified by the provisions of this Agreement.

         C. Buyer desires to purchase and acquire the Shares from Seller, on the terms and subject to the conditions specified by the provisions of this Agreement.

         D. This purchase and sale transaction is a privately negotiated transaction between arms length parties at a privately negotiated price and shall close on or around January 5, 2004.


NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any material claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer" -- as defined in Schedule "A" of this Agreement.

         "Closing" -- The closing of the Contemplated Transaction, which shall occur on the Closing Date.

         "Closing date"- is on or around January 5, 2004.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transaction" -- the transaction contemplated by the provisions of this Agreement, including:

         (a) the sale of the Shares by Seller to Buyer;

         (b) the performance by Buyer and Seller of their respective covenants and obligations pursuant to this Agreement; and

         (c) Buyer's acquisition and purchase of the Shares from the Seller.

         "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally obligating.

         "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Escrow Agent"--- Shall be Dennis Brovarone, Attorney at Law, 18 Mt. Laurel Drive, Littleton, CO 80127.

         "Escrow Agreement"--- Is the Agreement attached hereto as Schedule "C".

         "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or pursuant to the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- any:

         (a) nation, state, commonwealth, county, city, town, village, district, ward, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature whatsoever (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature whatsoever.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual should have been aware of such fact or other matter, after reasonable investigation thereof.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, fraternal organization, group, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Representative" -- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" -- the Securities Act of 1933, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Seller" -- as defined in Schedule "B" of this Agreement.

         "Shares" -- as defined in the Recital A of this Agreement.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would cause a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter probably will be asserted, commenced, taken, or otherwise pursued in the future.

                                   ARTICLE II

                           SALE AND TRANSFER OF SHARES
                           ---------------------------

         2.1 Shares. On the terms and subject to the conditions of this Agreement, upon Closing, Seller will sell, transfer, assign, convey, deliver and set over the Shares to Buyer, and Buyer will purchase and acquire the Shares from Seller.

         2.2 Purchase Price. The aggregate purchase price for the Shares shall be, and hereby is, $178,750 USD ("Purchase Price"). The Purchase Price shall be paid to the Seller on Closing.

         2.3 Obligations prior to Closing. Prior to Closing of this Agreement:

         (a) Seller will have delivered to the Escrow Agent for the benefit of the Buyer (i) the certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers); (ii) the Certificate of the Seller in the form annexed hereto as Exhibit 2.3(a)(ii), for the benefit of the Buyer in accordance with the Escrow Agreement attached hereto as Schedule "C"; and (iii) an irrevocable letter from Seller to the Escrow Agent, in the form of Exhibit 2.3(a)(iii) annexed hereto, authorizing the release of all of the items listed in this Paragraph 2.3(a); and

         (b) Buyer will have delivered by wire transfer to the Escrow Agent for the benefit of the Seller the Purchase Price in accordance with the Escrow Agreement attached hereto as Schedule "C"; and will have delivered an irrevocable letter from Buyer to the Escrow Agent, in the form of Exhibit 2.3(b) annexed hereto, authorizing the release of all of the items listed in this Paragraph 2.3(b).

         2.4 Closing. On Closing the Escrow Agent shall immediately cause to be delivered all documents, property, Shares, and Purchase Price that is to be delivered to the parties under this Agreement in accordance with the terms of the Escrow Agreement, subject to the delivery by the parties of appropriate irrevocable authorization letters to the Escrow Agent.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF SELLER
                                    ---------

         Seller represents and warrants to Buyer as follows:

         3.1 Authority; No Conflict.

         (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its place of incorporation.

         (b) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform Seller's obligations pursuant to this Agreement.

         (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transaction or to exercise any remedy or obtain any relief pursuant to, any Legal Requirement or any Order to which Seller or any Shares may be subject;

                  (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable Contract; or

                  (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares.

         Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transaction.

         3.2 Ownership of Shares. Seller is the beneficial owner and holder of the Shares, free and clear of all Encumbrances. There are no Contracts relating to the encumbrance, sale, transfer or other disposition of any of the Shares. Seller does not beneficially own, nor have any Contract to acquire, any equity securities or other securities of the Company.

         3.3 Legal Proceedings; Orders.

         (a) There is no pending Proceeding:

                  (i) that has been commenced by or against Seller that relates to or may affect the Shares;

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transaction;

         (b) There is no Order to which any of the Shares is subject;

         (c) The Seller is not subject to any Order that relates to any of the Shares;

         (d) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Shares is subject;

         (e) The Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Shares is or has been subject.

         To the Knowledge of Seller, (1) no such Proceeding or Order has been Threatened, and (2) no event has occurred or circumstance exists that may give result in or serve as a basis for the commencement of any such Proceeding or the issuance of any such Order.

         3.4 Brokers or Finders. Seller and Seller's agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the contemplated transaction.

         3.5 Disclosure. No representation or warranty of Seller in this Agreement omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances in which that information was furnished, not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF BUYER
                                    --------

Buyer represents and warrants to Seller as follows:

         4.1 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement, and Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of the Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transaction or to exercise any remedy or obtain any relief pursuant to, any Legal Requirement or any Order to which Buyer may be subject;

                  (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of Buyer; or

                  (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

         Buyer is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transaction.

         (c) Buyer is acquiring the Shares for Buyer's own account and not with an intention of distribution as contemplated by the provisions of Section 2(11) of the Securities Act. Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

         4.2 Disclosure. No representation or warranty of Buyer in this Agreement omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances in which that information was furnished, not misleading.

         4.3 Brokers or Finders. Buyer and Buyer's agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.4 Investment Representation. Buyer, severally, each with respect to the portion of the Shares being purchased by him from Seller, acknowledges that the transactions contemplated by this Agreement, including his purchase of the Shares, have not been reviewed by the Securities and Exchange Commission and that such transaction is intended to be a non-public offering pursuant to Sections 4(2) or 3(b) of the Securities Act. Such Shares are being acquired for such Buyer's own account, for investment and not for distribution or resale to others. Each Buyer agrees that he will not sell or otherwise transfer any of such Shares unless they are registered under the Securities Act and any applicable state securities law, unless an exemption from such registration is available.

                                    ARTICLE V

                               GENERAL PROVISIONS
                               ------------------

         5.1 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay all expenses, costs and fees (including attorneys' fees) incurred by that party in connection with the Contemplated Transaction, including the preparation, execution and delivery of this Agreement.

         5.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:

                Dennis Brovarone, Esq.
                18 Mt. Laurel Drive
                Littleton, Colorado 80127

         Buyer:

                Lawrence G. Nusbaum, Esq.,
                Gusrae, Kaplan & Bruno PLLC,
                Attorney at Law,
                120 Wall Street,
                New York, New York 10005.

         5.3 Jurisdiction; Service of Process. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

         5.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         5.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege pursuant to this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         5.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written Agreement executed by the party to be charged with the amendment.

         5.7 Assignments, Successors, and No Third-party Rights. No party may assign any of its rights pursuant to this Agreement without the prior written consent of the other parties, and any such assignment shall be null and void ab initio; Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         5.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         5.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         5.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         5.11 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         5.12 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

         5.13 Termination of Agreement. This Agreement shall be terminated prior to or on the Closing Date in the event that the Stock Purchase and Reorganization Agreement, of even date herewith, among the Company, Edmond Forister, W.W. Cycles, Inc. ("Cycles") and the shareholders of Cycles, including the Buyer, is terminated prior to or on the Closing Date.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



                                             /s/ Gregory A. Haehn
                                                 --------------------
                                                 Gregory A. Haehn

                                             /s/ Russell A. Haehn
                                                 --------------------
                                                 Russell A. Haehn

                                             IFG INVESTMENTS SERVICES INC.


                                             By: /s/ Daniel MacMullin
                                                 --------------------
                                             Name:  Daniel MacMullin
                                             Title:  President



















F:\wp\wwcycles\SMM0816.DOC

SCHEDULE "A"

                                 LIST OF BUYERS

                        Gregory A. Haehn - 75,000 Shares

                        Russell A. Haehn - 75,000 Shares

                                  SCHEDULE "B"

                                 LIST OF SELLER

                          IFG INVESTMENTS SERVICES INC.
                            Suite 5, Temple Building
                          Main & Prince William Street
                               Charlestown, Nevis
                         St. Kitts & Nevis, West Indies

                                  SCHEDULE "C"

                                ESCROW AGREEMENT